Exhibit 5.1

Watson, Farley & Williams (New York) LLP
Our reference: 25247.50041/80090299v1	1133 Avenue of the Americas New York, New York 10036
Tel (212) 922 2200 Fax (212) 922 1512
May 10, 2013

Teekay Offshore Partners L.P. 4th Floor, Belvedere Building 69 Pitts Bay Road Hamilton HM 08 Bermuda

Registration Statement on Form F-3

Dear Sirs:

We have acted as special counsel as to matters of the law of the Republic of The Marshall Islands (“Marshall Islands Law”) for Teekay Offshore Partners L.P. (the “Partnership”) in connection with the Partnership’s registration statement on Form F-3 (the “Registration Statement”) filed with the U.S. Securities and Exchange Commission, relating to the proposed offer and sale of up to 2,056,202 common units (the “Units”) representing limited partnership interests that may be sold by or on behalf of Neuberger Berman MLP Income Fund Inc. (the “Selling Securityholder”) or its donees, pledgees, transferees or other successors-in-interest. The Units were previously issued in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”) pursuant to a common unit purchase agreement dated April 16, 2013 (the “Purchase Agreement”) between the Partnership and the Selling Securityholder.

In rendering this opinion, we have examined originals or copies (certified or otherwise identified to our satisfaction) of the following:

(i)	the Second Amended and Restated Agreement of Limited Partnership of the Partnership;

(ii)	the Registration Statement and the prospectus included therein (the “Prospectus”);

(iii)	the Purchase Agreement;

(iv)	the registration rights agreement dated April 19, 2013 between the Partnership and the Selling Securityholder; and

(v)	certificates of public officials and of representatives of the Partnership and the Partnership’s general partner, Teekay Offshore GP L.L.C., as we have deemed necessary.

Watson, Farley & Williams (New York) LLP is a limited liability partnership registered in England and Wales with registered number OC312253. It is regulated by the Solicitors Regulation Authority and its members are solicitors or registered foreign lawyers. A list of members of Watson, Farley & Williams (New York) LLP and their professional qualifications is open to inspection at the above address. Any reference to a ‘partner’ means a member of Watson, Farley & Williams (New York) LLP, or a member or partner in an affiliated undertaking, or an employee or consultant with equivalent standing and qualification.

Watson, Farley & Williams (New York) LLP or an affiliated undertaking has an office in each of the cities listed.

London • New York • Paris • Hamburg • Munich • Frankfurt • Rome • Milan • Madrid • Athens • Piraeus • Singapore • Bangkok • Hong Kong

Teekay Offshore Partners L.P. Page 2

May 10, 2013

In such examination, we have assumed: (a) the legal capacity of each natural person, (b) the genuineness of all signatures and the authenticity of all documents submitted to us as originals, (c) the conformity to original documents of all documents submitted to us as conformed or photostatic copies, (d) that the documents reviewed by us in connection with the rendering of the opinion set forth herein are true, correct and complete and (e) the truthfulness of each statement as to all factual matters contained in any document or certificate encompassed within the due diligence review undertaken by us. As to any questions of fact material to our opinion, we have, when relevant facts were not independently established, relied upon the aforesaid certificates. We have not independently verified the facts so relied on.

This opinion letter is limited to Marshall Islands Law and is as of the date hereof. We expressly disclaim any responsibility to advise of any development or circumstance of any kind, including any change of law or fact that may occur after the date of this opinion letter that might affect the opinion expressed herein.

Based on the facts as set forth in the Prospectus and having regard to legal considerations which we deem relevant, and subject to the qualifications, limitations and assumptions set forth herein, we are of the opinion that the Units have been validly issued and are fully paid and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm in the Prospectus. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in the Securities Act.

Very truly yours,

Watson, Farley & Williams (New York) LLP

/s/ Watson, Farley & Williams (New York) LLP